Exhibit 99.1

FOR IMMEDIATE RELEASE:	CONTACT:
November 16, 2009	Ginny Dunn
7:00 a.m. ET	EntreMed, Inc.
Associate Director
Corporate Communications & Investor Relations
240-864-2643
ENTREMED REPORTS THIRD QUARTER 2009
FINANCIAL RESULTS
     ROCKVILLE, MD — November 16, 2009 — EntreMed, Inc. (Nasdaq: ENMD), a clinical-stage pharmaceutical company developing therapeutics for the treatment of cancer, today reported results for the three- and nine-month periods ending September 30, 2009.
     Revenues for the third quarter 2009 were approximately $3,668,000 versus $3,501,000 for the comparable period a year ago. The Company reported a net income for the third quarter of approximately $85,000. This compares with a net loss of approximately ($3.4 million), or ($0.04) per share for the same period last year.
     Revenues for the nine months ended September 30, 2009 were approximately $3,668,000 versus $3,501,000 for 2008. Reported net loss for the first nine months of 2009 was ($6.5 million), or ($0.08) per share as compared to ($21.3 million) or ($0.26) per share for 2008. As of September 30, 2009, EntreMed had cash and short-term investments of approximately $10,028,000.
     Kathy Wehmeir-Davis, EntreMed Principle Accounting Officer, commented, “Our financial results for the third quarter are in line with our projections. We have estimated that the royalty revenue from sales of Thalomid® for the third quarter will be $3.3 million and that total royalty revenues for 2009 will be approximately $7.0 million. Our research and development expenses increased in the third quarter as a result of manufacturing costs, expansion of the ENMD-2076 Phase 1 study in solid tumors, and continued enrollment in the leukemia and multiple myeloma studies. At the end of the quarter, we reported approximately $10 million in cash and short-term investments. We believe that these resources, coupled with anticipated royalty inflows and current initiatives to improve our liquidity, will provide us with sufficient resources to cover planned operations through 2010.”

     Michael M. Tarnow, Executive Chairman, commented, “Our third quarter results reflect successful execution of our focused cost-reduction efforts initiated this year while at the same time executing our strategy for the acceleration of the ENMD-2076 clinical program. Every member of the EntreMed team, including the Board, remains enthusiastic and committed to attaining our clinical development objectives.”
About EntreMed
     EntreMed, Inc. is a clinical-stage pharmaceutical company committed to developing primarily ENMD-2076, a selective angiogenic kinase inhibitor, for the treatment of cancer. ENMD-2076 is currently in Phase 1 studies in advanced cancers, multiple myeloma, and leukemia. The Company’s other therapeutic candidates include MKC-1, an oral cell-cycle regulator with activity against the mTOR pathway currently in multiple Phase 2 clinical trials for cancer, and ENMD-1198, a novel antimitotic agent currently in Phase 1 studies in advanced cancers. The Company also has an approved IND application for Panzem® in rheumatoid arthritis. Additional information about EntreMed is available on the Company’s web site at www.entremed.com and in various filings with the Securities and Exchange Commission.
Forward Looking Statements
     This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to the outlook for expectations for future financial or business performance (including the timing of royalty revenues and future R&D expenditures), strategies, expectations and goals. Forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made, and no duty to update forward-looking statements is assumed. Actual results could differ materially from those currently anticipated due to a number of factors, including those set forth in Securities and Exchange Commission filings under “Risk Factors,” including risks relating to the need for additional capital and the uncertainty of additional funding; variations in actual sales of Thalomid®, risks associated with the Company’s product candidates; the early-stage products under development; results in preclinical models are not necessarily indicative of clinical results, uncertainties relating to preclinical and clinical trials; success in the clinical development of any products; dependence on third parties; future capital needs; and risks relating to the commercialization, if any, of the Company’s proposed products (such as marketing, safety, regulatory, patent, product liability, supply, competition and other risks).
-more-
(Financial Table Attached)

ENTREMED, INC.
SUMMARY OF OPERATING RESULTS
Three Months Ended
September 30,

	2009	2008
Total revenues	$3,668,333	$3,501,307
Research and development	2,326,969	4,957,067
General and administrative	911,816	1,551,900
Net Income (Loss)	84,914	(3,397,877)
Net Loss per share (basic and diluted) attributable to common shareholders	$—	$(0.04)
Weighted average number of shares outstanding (basic and diluted)	87,778,236	87,728,644
Nine Months Ended
September 30,

	2009	2008
Total revenues	$3,668,333	$3,501,307
Research and development	5,939,903	16,629,127
General and administrative	3,082,270	5,274,585
Acquired in-process research and development	—	2,000,000
Net Loss	(6,483,034)	(21,314,476)
Net Loss per share (basic) attributable to common shareholders	$(0.08)	$(0.26)
Weighted average number of shares outstanding (basic)	87,749,168	86,060,438
Cash and short-term investments	$10,027,567	$27,871,889
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